Exhibit 10.65

AMD Austin

7171 Southwest Parkway

Austin TX 78735

T 512.602.1000

amd.com

Personal and Confidential

December 5, 2011

Dear Lisa:

At Advanced Micro Devices, Inc. (AMD), we believe that a great company is made up of great people. In that spirit, we are pleased to extend to you this offer of employment in our growing company to be based in Austin, TX.

You are being offered the position of Senior Vice-President & General Manager, Product Group, reporting to Rory Read, President & Chief Executive Officer.

Your employment will begin on a date mutually acceptable to you & Rory Read. All new AMD employees start on a Monday.

Base Salary Your initial bi-weekly salary will be $22,115.38 ($575,000.00 annualized). All payments are subject to deductions and withholdings required by law.

Conditional Sign-On Bonus You will be paid a one-time Conditional Sign-On Bonus of up to $225,000 (“Bonus”), subject to all required taxes and withholdings. Due to your voluntary termination of employment with your prior employer, it is expected that you will not be paid a bonus for the second half of the 2011 performance period or a bonus at a level commensurate with the bonuses paid to other executives of your prior employer. However, if your are paid a bonus by her your prior employer for the second half of the 2011 performance period, the amount of the Bonus payable hereunder will be reduced by the amount of the bonus you receive . You are expected to inform AMD of the amount of any bonus paid to you by your prior employer with respect to the second half of the 2011 performance period. You will receive this bonus payment, if any, within 30 days of the date of your start of employment with AMD. The bonus is only earned in its entirety when you have been employed at AMD for two full years. If your AMD employment terminates prior to two years from your hire date, you must repay to AMD all or a prorated amount of the bonus according to the terms and conditions of the enclosed Conditional Sign-On Bonus Agreement. In addition, if you receive a bonus from your prior employer for the second half of the 2011 performance period following payment of the Bonus, you must repay AMD an amount equal to the bonus your received from your prior employer (not to exceed $225,000). You must sign and date the enclosed Conditional Sign-On Bonus Agreement, and return the original of the agreement along with the original of this executed offer and acceptance letter.

Executive Incentive Plan You will be eligible to participate in AMD’s Executive Incentive Plan (Bonus Plan) in accordance with the terms and conditions of the applicable Bonus Plan document. Your initial target bonus opportunity will be 100% of your Base Salary. All Bonus Plan payments are at the discretion of AMD management and may be adjusted based on job performance, business conditions and/or employment dates. Target bonus opportunities are subject to review and may be adjusted, generally each plan year. All Bonus Plan payments are subject to deductions and withholdings required by law.

Performance Bonus Plan You will be eligible for a one-time Performance Bonus up to $100,000. The amount of the bonus will be based on you achieving specific objectives assigned to your position, overall company financial results and the assessment of the President & Chief Executive Officer and the Compensation Committee, for the performance period ending December 31, 2012.

Long Term Incentives You will be granted a quantity of stock options and restricted stock units (RSU’s) with a combined target value equivalent to USD 3,250,000. The formula for determining the number of RSU’s and stock options follows:

•	# of RSU’s = USD 1,625,000 divided by the 30-day average closing price through the grant date

•	# of stock options = USD 1,625,000 divided by the 30-day average closing price through the grant date and divided by 41.71%(Q3 2011 option pricing valuation using the Binomial Option Pricing Model)

The Compensation Committee of the Board of Directors has approved both grants and has set the date of grant as the 15th of the month following your first day of employment with AMD. The RSU’s will generally vest over a 36-month period from date of grant: 33.3% after approximately 12 months from the date of grant, and then 33.3% every 12 months over the next 24 months, assuming continuous active service. The stock options will vest over a 36-month period from the date of grant: 33.3% after approximately 12 months from the date of grant, and then 8.3% every three months over the next 24 months, assuming continuous active service. The stock option and RSU grants are an opportunity provided by AMD that is separate from and in addition to your regular compensation, with rights and obligations governed by the applicable equity plan documents.

Benefits AMD makes available to its employees a comprehensive benefits program, including medical, dental, vision, life and disability coverage, and 401(k) retirement savings plan. You will receive additional details about these benefits, including eligibility terms.

Vacation and Holidays At the outset of your employment, you will be eligible for 15 days of vacation per calendar year, pro-rated during your first calendar year of employment. In addition, AMD offers its employees at least 10 paid holidays each year.

Background Check and Export License Requirements This offer is contingent upon you successfully passing a background investigation to be performed by AMD’s Security Investigations Department. As lawfully permitted, this background investigation includes an investigation of criminal records, previous employment history and references, and educational background. If applicable, this offer is also contingent on AMD successfully obtaining an export license for you in accordance with government regulations. Please protect your current employment until the background check and export license processes are complete.

Proof of Employment Eligibility In accordance with the requirements of the Immigration Reform and Control Act of 1986, you will be required to complete an I-9 Employment Authorization Verification form and provide AMD with documents to verify your identity and your legal right to work in the United States. You must present this documentation on your first day of employment.

AMD Agreement and Acknowledgments This offer is contingent upon you signing and returning the enclosed AMD Agreement and completing all new employee orientation requirements (including acknowledging AMD’s Worldwide Standards of Business Conduct). Your employment with AMD is “at-will,” which means that you or AMD may terminate it at any time, with or without cause or notice. By signing this letter, you acknowledge that you are not aware of any legal or contractual reason you cannot accept employment with or perform work for AMD. The terms in this letter accurately and completely describe your employment agreement with AMD, and supersede any other oral or written agreements or promises made to you.

Initials

If the terms of this offer are acceptable to you, please initial each page, sign your name below and return the original signed and dated document to me. This offer will remain open until Tuesday January 3, 2012. If you have any questions, please feel free to contact me.

Lisa, we look forward to you joining AMD’s winning team!

Sincerely,

John Termotto

Head of Global Talent Acquisition

1-800-538-8450 x50279

Agreed to and accepted by:

/s/ Lisa Su	Jan 3, 2012
Signature	Start Date*

December 14, 2011

Date Signed

*	If a start date has been agreed upon, please indicate that date above. If a date has not yet been determined, please contact your recruiter. Please note that all new AMD employees start on a Monday.

Initials